Exhibit 99.1

SELECTED HISTORICAL FINANCIAL DATA

The selected financial data presented below under the captions “Income Statement Data,” “Operating Data” and “Balance Sheet Data” for and as of the end of each of the years in the five-year period ended January 29, 2005 are derived from our audited financial statements as restated for the presentation of the Gardeners Eden business, the intended sale of which was announced by us on June 29, 2005, as a discontinued operation. The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included herein, including the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year
	2004	2003	2002	2001	2000**
	(dollars in thousands, except operating data)
Income Statement Data:(1)
Net sales	$482,884	$418,770	$358,598	$330,966	$342,083
Cost of sales	287,690	250,528	224,196	211,283	212,273

Gross profit	195,194	168,242	134,402	119,683	129,810
Selling, general and administrative expenses	154,571	135,695	111,881	105,599	103,584
Gain on curtailment of retiree medical plan	—	—	(642)	—	—

Operating income from continuing operations	40,623	32,547	23,163	14,084	26,226
Interest (income) expense, net	921	857	1,268	1,028	626
Other party interests in consolidated entities(2)	751	0	0	0	0
Provision for income taxes	15,485	12,217	8,304	4,902	9,812

Income from continuing operations before discontinued operations	23,466	19,473	13,591	8,154	15,788
Discontinued operations, net of tax	(2,104)	(1,921)	(1,591)	(2,822)	(536)

Income before cumulative effect of accounting change	21,362	17,552	12,000	5,332	15,252
Cumulative effect of accounting change, net of tax	—	—	—	—	(308)

Net Income	$21,362	$17,552	$12,000	$5,332	$14,944

Earnings per share – basic
Income before cumulative effect of accounting change	$1.06	$0.90	$0.63	$0.28	$0.82
Cumulative effect of accounting change, net of tax	—	—	—	—	(0.02)

Net income	$1.06	$0.90	$0.63	$0.28	$0.80

Earnings per share – diluted
Income before cumulative effect of accounting change	$1.02	$0.87	$0.62	$0.28	$0.80
Cumulative effect of accounting change, net of tax	—	—	—	—	(0.02)

Net income	$1.02	$0.87	$0.62	$0.28	$0.78

Weighted average shares outstanding – basic	20,207	19,559	19,092	18,813	18,698
Weighted average shares outstanding – diluted	20,973	20,181	19,353	19,110	19,062

Operating Data: (Unaudited)
Increase (Decrease) in same store sales(3)	6.3%	11.2%	3.5%	-8.6%	3.5	%***
Net sales per square foot of selling space(4)	$579	$544	$489	$484	$538
Number of stores:
Beginning of period	270	256	246	223	211
Opened during period	18	17	12	25	14
Closed during period	—	3	2	2	2
End of period	288	270	256	246	223
Number of winter holiday seasonal stores	61	67	64	67	60

Balance Sheet Data (at period end):
Total assets	$266,480	$220,327	$180,592	$157,105	$159,168
Long-term debt, excluding current portion	8,760	1,941	2,110	2,273	2,414
Total shareholders’ equity	170,286	145,124	120,756	107,785	102,511

**	Fifty-three week year.
***	Based upon fifty-two weeks.
(1)	Effective Fiscal 2000, we changed our revenue recognition policy for catalog sales and other drop shipment sales to be in accordance with the provisions of Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Under the provisions of SAB 101, revenue is recognized at time of customer receipt instead of at time of shipment. The cumulative effect of this change for prior periods is $0.3 million, net of tax of $0.2 million.

In the fourth quarter of Fiscal 2000, we changed our income statement classification of shipping and handling fees and costs in accordance with EITF 00-10, “Shipping and Handling Fees and Costs” (“EITF 00-10”). As a result of the adoption of EITF 00-10, we now reflect shipping and handling fees billed to customers as revenue while the related shipping and handling costs are included in cost of goods sold. Prior to the adoption of EITF 00-10 such fees and costs were netted in selling, general and administrative expenses.

(2)	Other party interests in consolidated entities represents the ownership interest belonging to our joint venture partners in two airport locations in Las Vegas, two airport locations in Chicago, and four airport locations in Atlanta which are operated under a separate joint venture arrangement with respect to each city. Beginning in Fiscal 2004, all of these joint venture entities are consolidated in Brookstone, Inc.’s financial statements and shown separately on Brookstone, Inc.’s consolidated statement of income. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity method investment and as such the joint venture partner’s interests were not consolidated. Other party interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality.
(3)	To be included as a “same store”, a retail store must have been open for an entire prior fiscal year and such store will remain in the “same store” base unless it closes permanently. Retail locations that are remodeled or relocated are not removed from this “same store” base. This calculation does not include our five Gardeners Eden retail stores.
(4)	Net sales per square foot of selling space dollar amount is calculated using net sales generated for stores open for the entire fiscal year (including remodeled, relocated or expanded stores) divided by the square feet of selling space of such stores. Selling space does not include stock rooms. This calculation does not include our five Gardeners Eden retail stores.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes thereto appearing elsewhere herein. All statements, other than statements of historical fact, contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “targets,” “likely,” “will,” “believe,” “may,” “should,” “could” or “estimate” or similar expressions or phrases. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations.

Overview

Founded in 1965, we are a leading nationwide specialty retailer and product development company. Our strategy is to develop unique, innovative, Brookstone-branded products and offer them to customers via our proprietary distribution channels, which consist of our retail stores, our internet website and our catalogs. Our products are intended to make some aspect of our customer’s life easier, better, more enjoyable or more fun, qualities that we believe make our products particularly well suited for gift giving. Our portfolio is composed of the Brookstone and Hard-to-Find Tools brands. The Brookstone brand includes products in four main categories: home and office, travel and auto, outdoor living and health and fitness, and it consists of approximately 950 stock-keeping units, or SKUs. Approximately half of Brookstone products are priced at $40.00 or less, although items in our stores range in price from less than $5.00 to approximately $4,500.00. The Hard-to-Find Tools brand, which operates primarily through catalogs and the internet, features products that offer innovative solutions to common problems and tasks around the home and garden.

Sale of Gardeners Eden

On June 29, 2005, we announced our decision to sell our Gardeners Eden business. Gardeners Eden is a fashion and lifestyle brand that offers high quality garden-inspired products for the home to customers via multiple distribution channels, including five retail stores located in Massachusetts and Connecticut and direct marketing via catalogs and the internet (www.gardenerseden.com). In fiscal year 2004, Gardeners Eden had total revenues of $16.0 million and an operating loss before taxes of $3.6 million. The financial information and other data included herein regarding our company reflects the presentation of the Gardeners Eden business as a discontinued operation.

Critical Accounting Policies

The Consolidated Financial Statements of Brookstone, Inc. are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review our estimates on an ongoing basis and make judgments about the carrying value of assets and liabilities based on a number of factors. These factors include, but are not limited to, historical experience, guidance provided by outside experts and assumptions made by management that are believed to be reasonable under the circumstances. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of our board of directors. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are (a) highly uncertain at the time the estimate is made; (b) if different estimates reasonably could have been used; or (c) if changes in the estimate that are reasonably likely to occur periodically could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the Consolidated Financial Statements.

Revenue Recognition.    We recognize revenue from sales of merchandise at the time of customer receipt. Revenue is recognized net of estimated merchandise returns and allowances. In our direct-to-customer segment, we retain risk of loss while goods are in transit and estimate delivery time to be approximately three days; therefore, we recognize revenue in this segment on the third business day after shipment. Revenue from merchandise credits and gift certificates is deferred until redemption.

We allow merchandise returns for all merchandise and have established an allowance for merchandise returns based on historical experience, in accordance with Statement of Financial Accounting Standards No. 48 (SFAS No. 48), “Revenue Recognition When Right of Return Exists.”

Inventory Reserves.    We maintain information about our merchandise performance at the item level. This level of detail enables our management team to assess the viability of each item and to estimate our ability to sell through each item. We recognize the write-down of slow moving or obsolete inventory in cost of sales. Management’s estimates can be affected by many factors, some of which are outside of our control, which include but are not limited to, consumer buying trends and general economic conditions.

We take a physical inventory at least twice a year at our retail store locations and distribution center. The second of these inventories is conducted near the end of the fiscal year. We maintain a reserve for inventory shrinkage for the periods between physical inventories. Management establishes this reserve based on historical results of previous physical inventories, shrinkage trends or other judgments that management believes to be reasonable under the circumstances.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs of minor items are charged to expense as incurred. Depreciation and amortization of property, plant and equipment (excluding temporary locations) are determined using the straight-line method over the estimated useful lives shown below. Materials used in the construction of temporary locations such as kiosks are depreciated based on usage over a maximum five-year period and are included in equipment and fixtures.

Building and improvements	35 years
Equipment, furniture and fixtures and software	3 to 10 years
Leasehold improvements	The lesser of the lease term or the estimated useful life

Impairment of Long-Lived Assets.    In Fiscal 2002, we adopted Statement of Financial Accounting Standards No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, we review long-lived assets, including intangible assets with finite lives, for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted net cash flows of individual stores and consolidated net cash flows for long-lived assets not identifiable to individual stores to the recorded value of the asset. If impairment is indicated, the asset is written-down to its estimated fair value based upon a discounted cash flow analysis. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

Income taxes.    We account for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the fiscal year in which those temporary differences are expected to be recovered or settled. The effect of any future change in tax rates is recognized in the period in which the change occurs.

We are periodically under audit by the federal, state and local tax authorities. In evaluating our potential exposure under the various tax filings, we accrue charges for possible exposures. Management believes we have appropriately filed our tax returns and accrued for possible exposures. To the extent we are able to prevail in matters for which accruals have been established or be required to pay amounts in excess of amounts accrued, our effective tax rate in a given financial period might be materially impacted.

The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we may be required to record a valuation allowance against our deferred tax assets resulting in income tax expense in our Consolidated Income Statement. Management evaluates the realizability of the deferred tax assets and assesses the need for valuation allowances periodically.

Retirement and Post-Retirement Benefits.    We sponsor defined benefit pension and other post-retirement benefit plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets, and health care cost increase projections. Assumptions are determined based on our data and appropriate market indicators and are evaluated each year as of the plans’ measurement date. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations. Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. A change in any of these assumptions may have a material effect on net periodic pension and post-retirement benefit costs reported in the Consolidated Financial Statements.

Workers’ Compensation and General Liability Insurance.    We retain risk with respect to workers’ compensation and general liability claims up to a maximum of $350,000 per claim and $50,000 per claim, respectively. We retain risk with respect to aggregate claims up to a maximum of $2,500,000 and $2,000,000 during the policy year for workers’ compensation and general liability claims, respectively. The provision for estimated workers’ compensation and general liability claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported. These estimates incorporate our past experience as well as other considerations.

Recent Accounting Pronouncements

In May 2004, the FASB released Staff Position No. 106-2, “Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2), which supersedes Staff Position No. 106-1. FSP 106-2 addresses the accounting and disclosure implications that are expected to arise as a result of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 enacted on December 8, 2003. We have reviewed our medical plan and determined that it is not actuarially equivalent to Medicare. Accordingly, the post retirement medical costs disclosed in Note 11 do not reflect any amount associated with the federal subsidy.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 29, 2006. We are currently assessing the impact that this adoption will have on our consolidated financial statements.

In December 2004, the FASB issued FASB Staff Position (FSP, No. 109-1), Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (AJCA). FSP No. 109-1 states that the impact of the tax deduction on qualified production activities provided by the AJCA should be accounted for as a special deduction rather than a statutory rate reduction. We are currently in the process of evaluating whether or not, and to what extent, if any, this provision may benefit us as well as the financial impact of this provision, if any.

In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP No. 109-2). FSP No. 109-2 provides guidance under SFAS No. 109, “Accounting for Income Taxes”, with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the Jobs Act), on enterprises’ income tax expense and deferred tax liability. FSP No. 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. We have evaluated FSP No. 109-2 and have determined that the provisions of this section of the Jobs Act do not have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment (Revised 2004)” (SFAS 123(R)), which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are evaluating the requirements of SFAS 123(R) and the impact of the adoption on our consolidated financial statements. We are required to adopt SFAS 123(R) in the first quarter of Fiscal Year 2006.

During March 2005, the Securities Exchange Commission issued Staff Accounting Bulletin No. 107, guidance on SFAS No. 123(R). SAB No. 107 was issued to assist preparers by clarifying some of the implementation matters of SFAS 123(R) while enhancing the information that investors receive. We will consider the guidance provided by SAB No. 107 as we implement SFAS 123(R).

Results of Operations

We have provided below a statistical summary of our operating results. We have incorporated information into the discussion below because we believe it will assist the reader in understanding our results of operation on a comparative basis and in recognizing underlying trends.

Fifty-two weeks ended January 29, 2005 versus January 31, 2004

The following table sets forth certain financial data of our company expressed as a percentage of revenues for Fiscal 2004, Fiscal 2003 and Fiscal 2002.

	Fiscal Year
	2004	2003	2002
Revenues, net
Retail segment	83.4%	84.6%	85.7%
Direct segment	16.6%	15.4%	14.3%

Total revenues	100.0%	100.0%	100.0%

Cost of sales	59.6%	59.8%	62.5%

Gross profit	40.4%	40.2%	37.5%

Selling, general and administrative expenses	32.0%	32.4%	31.2%
Gain on curtailment of retiree medical plan	0.0%	0.0%	(0.2)%

Operating income from continuing operations	8.4%	7.8%	6.5%

Interest expense, net	0.2%	0.2%	0.5%
Other party interests in consolidated entities	0.2%	0.0%	0.0%
Provision for income taxes	3.2%	2.9%	2.3%

Income from continuing operations	4.8%	4.7%	3.7%

Loss on discontinued operations, net of tax	(0.4)%	(0.5)%	(0.4)%

Net income	4.4%	4.2%	3.3%

Net sales for our company increased in Fiscal 2004 by $64.1 million to $482.9 million which represents a 15.3% increase over Fiscal 2003. The retail segment of our business generated $48.6 million of the increase with the remaining $15.5 million increase resulting from our direct marketing segment.

In the retail segment, we opened 18 new stores (15 full-line and three airport stores) that contributed $14.4 million of the increase. Stores open for the full year in Fiscal 2004 that were only open for a portion of Fiscal 2003 (17 stores) contributed an additional $14.9 million in increased net sales in Fiscal 2004 as compared to Fiscal 2003. Those stores open for a full year in both Fiscal 2003 and Fiscal 2004 (same stores) generated a 6.3% increase or $21.2 million over Fiscal 2003 results. Driving the majority of the retail sales increases were strong sales performances in Travel, Personal Care, Home Comfort, Games, Personal Accessories and Massage categories. The retail segment also had increased revenues from customers for shipping and handling of $0.6 million. Offsetting the retail increases, net sales from our seasonal store program decreased $2.5 million as compared to Fiscal 2003. We operated 61 seasonal locations in Fiscal 2004 versus 67 seasonal locations in Fiscal 2003.

The direct marketing segment posted an increase in revenues of $15.5 million or 24.0% over Fiscal 2003. The increase is comprised of $13.2 million in the Brookstone brand (Hard-to-Find-Tools, Brookstone Catalog, internet and Corporate sales) and an increase in revenues of $2.3 million from customers for shipping and handling. Driving the increase in net sales from the Brookstone brand is an approximate 47% increase in catalog circulation. As a component of net sales from the Brookstone brand, the internet experienced the largest increase in Fiscal 2004 of approximately 36% over Fiscal 2003’s internet net sales. (In Fiscal 2004, net sales from the internet represented approximately 9% of total company net sales and represented approximately 8% of total company net sales in Fiscal 2003.)

Gross profit as a percentage of net sales increased 0.2% to 40.4% in Fiscal 2004 compared to 40.2% in Fiscal 2003. Included in gross profit are occupancy costs which decreased 0.3% due to the leveraging of sales. This decrease includes a cumulative non-cash adjustment of $2.3 million or 0.5% of net sales charged to occupancy cost in the fourth quarter of Fiscal 2004 to correct our recognition of rent expense to comply with accounting principles generally accepted in the United States of America. (See Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details.) Offsetting these improvements is a 0.1% increase in the costs associated with shipping and handling for customers.

Selling, general and administrative expenses (SG&A) as a percent of net sales decreased 0.4% to 32.0% in Fiscal 2004 as compared to 32.4% in Fiscal 2003. Primarily driving the improvement were decreased incentive compensation costs of 0.5%, decreased payroll costs of 0.2% as a result of leveraging the sales increase and decreased general operating and administrative expenses of 0.3%. These improvements were offset by increased advertising costs of 0.4% primarily as a result of increased catalog circulation and increased professional services of 0.2%. In Fiscal 2003, we incurred costs related to our settlement of certain legal matters, primarily the settlement of our California lawsuit and associated professional service fees. In Fiscal 2004, we experienced increased professional services in relation to our compliance with Sarbanes-Oxley.

Net interest expense as a percent of net sales remained flat to last year at 0.2%.

Two airport locations in Las Vegas, two airport locations in Chicago, and four airport locations in Atlanta operate under three separate joint venture arrangements with respect to each city. We have an 80% ownership interest in the Las Vegas venture, a 70% ownership interest in the Chicago venture and a 49% ownership interest in the Atlanta venture. In Fiscal 2004, all of these joint venture entities are consolidated in Brookstone, Inc.’s financial statements. The ownership interest in the revenues and expenses for these joint ventures for Fiscal 2004 belonging to our joint venture partners (the 20% ownership interest in the Las Vegas venture, the 30% ownership interest in the Chicago venture and the 51% ownership interest in the Atlanta venture) comprises the balance of $751,000 in other party interests in consolidated entities on the Income Statement. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity investment and as such the joint venture partner’s interests were not consolidated. Other party interests consisting of the Chicago and Las Vegas partners’ interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality. See Note 4 to the accompanying Consolidated Financial Statements.

In Fiscal 2004, we recorded an income tax provision of $15.5 million, or 3.2% of net sales, as compared to $12.2 million, or 2.9% of net sales, in Fiscal 2003. The increase in income tax provision resulted primarily from the increase in pre-tax income in Fiscal 2004 coupled with an increase in the tax rate from 38.5% to 39.8%, primarily as a result of certain non-deductible executive compensation and the mix of income by state jurisdiction. We anticipate that the tax rate will decrease in Fiscal 2005 to approximately 38.8%.

On a segment basis (see Note 7 to the accompanying Consolidated Financial Statements) the retail segment reported a strong performance in Fiscal 2004 as evidenced by an increase in income before taxes and discontinued operations of $2.2 million or 9.2% over Fiscal 2003. The direct marketing segment improved its performance in Fiscal 2004 with an increase in its income before taxes and discontinued operations of $5.1 million or 64.8% over Fiscal 2003.

On June 29, 2005, we announced our plans to sell our Gardeners Eden business. As a result, in the second quarter of Fiscal 2005, we have reflected the results of operations from the Gardeners Eden business as discontinued operations. For Fiscal 2004 and Fiscal 2003, Gardeners Eden operations resulted in a net loss of $3.6 million (net of tax of $2.1 million) or $0.10 per basic and diluted share and $3.1 million (net of tax of $1.9 million) or $0.10 per basic and diluted share, respectively.

As a result of the foregoing, we reported net income of $21.4 million or $1.02 per diluted share in Fiscal 2004, after reflecting a cumulative, after-tax adjustment of $1.4 million or $0.07 per diluted share related to lease accounting (see Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details). Net income was 4.4% of net sales in Fiscal 2004 compared to 4.2% of net sales in Fiscal 2003.

Fifty-two weeks ended January 31, 2004 versus February 1, 2003

Net sales for our company increased in Fiscal 2003 by $60.2 million to $418.8 million which represents a 16.8% increase over Fiscal 2002. The retail segment of our business generated $46.9 million of the increase with the remaining $13.3 million increase resulting from our direct marketing segment.

In the retail segment, we opened 17 new stores (nine full-line and eight airport stores), which contributed $8.8 million of the increase. Stores open for the full year in Fiscal 2003 that were only open for a portion of Fiscal 2002 (12 stores) contributed an additional $4.3 million in increased net sales in Fiscal 2003 as compared to Fiscal 2002. Those stores open for a full year in both Fiscal 2002 and Fiscal 2003 (same stores) generated an 11.2% or $32.7 million increase over Fiscal 2002 results. Driving the majority of the sales increase in all three store classifications were strong sales performances of new product introductions in the Massage, Personal Care, Lighting, Games and Kitchen categories. Net sales from our seasonal store program increased $0.7 million over Fiscal 2002. We operated 67 seasonal locations in Fiscal 2003 versus 64 seasonal locations in Fiscal 2002. Also the retail segment had increased net sales from customers for shipping and handling of $0.4 million.

The direct marketing segment posted a net sales increase of $13.3 million or 26.0% over Fiscal 2002. The increase is comprised of an $11.8 million increase in sales in the Brookstone Brand (Hard-to-Find-Tools, Brookstone Catalog, internet and Corporate sales), as well as a $1.5 million increase in revenues generated from customers for shipping and handling as compared to Fiscal 2002. Driving the increase in sales is an approximate 33% increase in catalog circulation and an approximate 51% increase in the internet.

Gross profit as a percentage of net sales increased 2.7% to 40.2% in Fiscal 2003 compared to 37.5% in Fiscal 2002. In Fiscal 2003, overall margins on the sales of our products improved 1.2%. This improvement is principally related to the reduction in markdowns on slow moving or overstock products in Fiscal 2003 as compared to Fiscal 2002. Also included in gross profit are occupancy costs, which decreased as a result of the strong sales increases experienced by us, accounting for a 1.6% improvement in the gross profit rate from Fiscal 2002. The costs associated with shipping and handling for customers increased, resulting in a 0.1% decrease in the gross profit rate.

Selling, general and administrative expenses (SG&A) as a percent of net sales increased 1.2% to 32.4% in Fiscal 2003 as compared to 31.2% in Fiscal 2002. Advertising accounted for 1.0% of this

1.2% increase in SG&A, principally relating to catalogs, store displays and internet affiliate costs. These advertising related expenditures were in support of our continuing multi-channel strategy. In addition, we incurred one-time costs related to our settlement of certain legal matters, primarily the settlement of our California lawsuit and associated professional service fees. These costs were approximately 0.5% of the increase in SG&A. Offsetting these increases was a 0.3% improvement in compensation costs as compared to Fiscal 2002.

Net interest expense as a percent of net sales decreased slightly to 0.2% in Fiscal 2003 from 0.4% in Fiscal 2002. The decrease in net interest expense of $411,000 in Fiscal 2003 is due to our improved cash position as a result of our income from operations. This resulted in reduced interest expense and increased income from investments.

On June 29, 2005, we announced our plans to sell our Gardeners Eden business. As a result, in the second quarter of Fiscal 2005, we have reflected the results of operations from the Gardeners Eden business as discontinued operations. For Fiscal 2003 and Fiscal 2002, Gardeners Eden operations resulted in a net loss of $3.1 million (net of tax of $1.9 million) or $0.10 per basic and diluted share and $2.5 million (net of tax of $1.6 million) or $0.08 per basic and diluted share, respectively.

In Fiscal 2003, we recorded an income tax provision of $12.2 million, or 2.9% of net sales, as compared to $8.3 million, or 2.3% of net sales, in Fiscal 2002. The increase in income tax provision resulted primarily from the increase in pre-tax income in Fiscal 2003 coupled with an increase in the tax rate from 37.9% to 38.5%, primarily as a result of the mix of income by state jurisdiction.

On a segment basis (See Note 7 of the accompanying Consolidated Financial Statements), the retail segment reported a strong performance in Fiscal 2003 as evidenced by an increase in pre-tax income of $7.7 million or 47.8% over Fiscal 2002. The direct marketing segment, which was restored to profitability in Fiscal 2002, continued to improve its performance increasing its pre-tax income by $2.1 million or 36.0%.

As a result of the foregoing, we reported net income of $17.6 million or $0.87 per diluted share in Fiscal 2003, an increase of 39.8% per diluted share from Fiscal 2002. Net income was 4.2% of net sales in Fiscal 2003 compared to 3.3% of net sales in Fiscal 2002.

Seasonality

The seasonal nature of our business increased in Fiscal 2004 and is expected to continue to increase in Fiscal 2005 as we open additional retail stores and continue our program to operate a significant number of small, temporary locations during the winter holiday selling season. In Fiscal 2004, most of our new stores were opened in the second half of the fiscal year. In Fiscal 2005, we expect to open the majority of our new stores in the second half of the year.

Our sales in the second fiscal quarter are generally higher than sales during the first and third quarters as a result of sales in connection with Father’s Day. The fourth fiscal quarter, which includes the winter holiday selling season, has historically produced a disproportionate amount of our net sales and substantially all of our income from operations. Management expects this trend to continue.

Our retail operations are generally not profitable until the fourth quarter of each fiscal year.

Liquidity and Capital Resources

During Fiscal 2004, our cash position increased $16.5 million to $86.2 million. Cash generated from operations contributed $40.4 million primarily as a result of our income from operations for the year and an increase in other long-term liabilities, principally as a result of allowances receivable from landlords of $4.5 million. An increase in working capital of $4.5 million partially offset cash provided by operations. Primary contributors to the working capital increase are higher inventory balances at the close of Fiscal 2004 and to a lesser extent, an increase in receivables of $2.7 million, of which $1.4 million is attributable to receivables due from landlords.

Cash provided by financing activities contributed $9.2 million primarily as a result of our financing $8.0 million for our new headquarters facility and proceeds of $1.9 million from the exercise of stock options and the employee stock purchase plan.

These cash increases were offset by our utilization of cash of $33.1 million to fund capital expenditures. Fiscal 2004 capital expenditures consisted of $9.1 million for the construction of a new headquarters building, $8.8 million for new stores, $7.1 million related to the new materials handling system and expansion of our distribution center, $5.2 million for remodeling and maintenance in existing stores and $2.9 million for other improvements.

During Fiscal 2003, our cash position increased $15.6 million to $69.7 million. Cash generated from operations contributed $38.3 million primarily as a result of our income from operations for the year, an increase in other long-term liabilities of $1.9 million, and a decrease in working capital of $4.0 million. Our working capital decreased primarily as a result of an increase in other current liabilities, specifically related to increased payables for gift cards resulting from increased sales of gift cards during the winter holiday selling season, increased income taxes payable due to higher pre-tax income and increased compensation payable as a result of Fiscal 2003’s improved financial performance.

Cash provided by financing activities contributed $3.5 million primarily as a result of proceeds of $4.3 million from the exercise of stock options and the employee stock purchase plan.

These cash increases were offset by our utilization of cash of $26.3 million to fund capital expenditures. Fiscal 2003 capital expenditures consisted of $9.0 million for remodeling and maintenance in existing stores, $7.8 million for new stores, $6.1 million related to the expansion of the distribution center, $1.7 million for the construction of a new headquarters building, and $1.7 million for other improvements.

During Fiscal 2002, our cash position increased $25.2 million to $54.1 million. Cash generated from operations contributed $31.1 million primarily as a result of our income from operations for the year and a decrease in working capital of $8.7 million. Our working capital decreased primarily as a result of an increase in other current liabilities, specifically related to increased income taxes payable due to higher pre-tax income in Fiscal 2002 and increased compensation payable in Fiscal 2002 as a result of Fiscal 2002’s improved financial performance.

Cash provided by financing activities contributed $0.3 million primarily as a result of proceeds of $1.1 million from the exercise of stock options and the employee stock purchase plan.

These cash increases were offset by our utilization of cash of $6.1 million to fund capital expenditures. Fiscal 2002 capital expenditures consisted of $4.2 million for new stores, $1.7 million for remodeling and maintenance in existing stores and $0.2 million for other improvements.

Our primary short-term liquidity needs consist of financing seasonal merchandise inventory build-ups. Our primary sources of financing for such needs are cash generated from operations, borrowings under our existing revolving credit facility and trade credit. In Fiscal 2004 and Fiscal 2003, we did not borrow under our existing revolving credit facility although during our peak borrowing period of November and December we would have been eligible to borrow up to a maximum of approximately $71.0 million and $70.0 million, respectively. At January 29, 2005 and January 31, 2004, certain letters of credit in an aggregate amount of approximately $7.7 million and $11.9 million were outstanding, respectively. Additionally, $0.7 million and $0.9 million in standby letters of credit were drawable primarily by store lessors at January 29, 2005 and January 31, 2004, respectively.

Contractual Obligations

The following table (in thousands) summarizes our contractual obligations as of January 29, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments due by period(1) (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations(2)	$9,318	$1,128	$2,147	$2,002	$4,041
Capital lease obligations(3)	3,004	207	398	376	2,023
Operating lease obligations(4)	248,809	36,033	64,879	53,803	94,094
Purchase obligations(5)	13,579	13,579	—	—	—
Other long-term liabilities(6)	—	—	—	—	—

Total	$274,710	$50,947	$67,424	$56,181	$100,158

(1)	The amounts set forth in the “Less than 1 Year” column represents amounts to be paid in 2005, the “1-3 Years” column represents amounts to be paid in 2006 and 2007, the “3-5 Years” column represents amounts to be paid in 2008 and 2009 and the “More than 5 Years” column represents amounts to be paid after 2009.
(2)	Represents scheduled payments of principal and interest (computed using the 3.39% interest rate on January 29, 2005) on the real estate loan. See Note 8 to the accompanying Consolidated Financial Statements.
(3)	Represents total minimum lease payments, of which $1.0 million represents interest. See Note 8 to the accompanying Consolidated Financial Statements.
(4)	The operating lease commitments represent the minimum obligation we have for our non-cancelable retail store leases. These leases, however, require additional payments for common area maintenance, real estate taxes and other costs. These costs in Fiscal 2004 were equal to approximately 50% of the minimum lease obligations. We also have $602,000 of operating lease commitments related to our use of technical equipment. See Note 12 to the accompanying Consolidated Financial Statements.

(5)	As of January 29, 2005, we had $12.8 million of outstanding purchase orders which are primarily related to orders for general merchandise inventories. Since most of our purchase orders can be canceled without penalty upon 30-days notice, this total only includes purchase obligations scheduled to be shipped within 30-days following the end of Fiscal 2004. Additionally, we included $740,000 in standby letters of credit which are primarily used to provide for lease payments to store lessors in the event of a default by us in our lease obligations.
(6)	At January 29, 2005, we had long-term liabilities of $9.7 million for our straight line rent accrual, the cash flow requirements of which are included in operating lease obligations. Additionally, we have long-term liabilities that do not have contractually scheduled maturity dates and as such are not included in the table above. Included in long-term liabilities is $4.6 million for employee benefits, most of which will come due beyond five years and $8.2 million related to the unamortized portion of deferred credits from landlords and liabilities related to income and use taxes. See Note 3 to the accompanying Consolidated Financial Statements.

Off-Balance Sheet Arrangements

Our primary contingent liabilities relate to non-cancelable retail store operating leases. At January 29, 2005 and January 31, 2004, future minimum rentals totaled $248.2 million and $233.5 million (excluding common area maintenance, real estate and other costs), respectively. Additionally, we have entered into several arrangements not reflected on the balance sheet that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. These include documentary letters of credit, standby letters of credit and an interest rate swap, each of which is discussed below.

Documentary letters of credit are included in our revolving credit agreement and are used primarily in connection with purchase order commitments from overseas vendors. At January 29, 2005 and January 31, 2004, there were $7.7 million and $11.0 million in outstanding documentary letters of credit, respectively. Standby letters of credit are included in our revolving credit agreement and are used primarily in connection with store lessors. At January 29, 2005 and January 31, 2004 there were $0.7 million and $0.9 million in standby letters of credit drawable primarily by store lessors. See Note 8 to the accompanying Consolidated Financial Statements.

During Fiscal 2004, we obtained a real estate mortgage loan to help finance our new corporate headquarters’ facility. The financing obtained was an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% (see Note 8 of the Consolidated Financial Statements for additional details). In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, we entered into a $4.0 million, 10-year interest rate swap agreement under which we receive one-month LIBOR plus 1.00% and pay a 5.67% fixed rate. The swap modifies our interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan. As of January 29, 2005, the swap’s notional amount was $3,833,333 (notional amount is reduced $33,333 each month) and the fair value of the swap, included in other long-term liabilities, was $106,000. In addition, there was an unrealized loss of approximately $20,000, net of tax of $12,000, included in accumulated other comprehensive loss as a separate component of shareholders’ equity. See Note 13 of the Consolidated Financial Statements for additional details.

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We were not involved in any material unconsolidated SPE transactions. As discussed in Note 4 of the Consolidated Financial Statements, our joint ventures are each consolidated into the Consolidated Financial Statements.

Fiscal 2005 Store Openings and Capital Expenditure Expectations

In Fiscal 2005, we plan to add approximately 20 new Brookstone stores, of which approximately seven will be airport locations. On June 29, 2005, we announced our decision to sell our Gardeners Eden business, and consequently, we do not anticipate opening any Gardeners Eden locations in Fiscal 2005. We anticipate the cost of opening a new Brookstone store (based on the new store design), including leasehold improvements, furniture and fixtures, and pre-opening expenses, to average approximately $530,000. In addition, we expect a new Brookstone store to have an average of approximately $130,000 of gross inventory per store. We anticipate the cost of opening airport stores, including leasehold improvements, furniture and fixtures and pre-opening expenses, to average approximately $300,000, and expect airport stores to have an average of approximately $60,000 of gross inventory per store. These investments exclude adjustments for accounts payable and tenant improvement allowances, both of which serve to reduce investments on a per store basis. We expect to remodel approximately 15 locations and update and maintain other stores, during Fiscal 2005, incurring capital expenditures of approximately $7.4 million.

We completed Phase III of the Distribution Center expansion in Fiscal 2004 with the addition of a state-of-the-art materials handling system at our Distribution Center. During Fiscal 2005, we anticipate spending $0.7 million for additional materials handling system requirements.

Including the capital expenditures listed above, we anticipate making capital expenditures of approximately $18.5 million in Fiscal 2005.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk is our interest rate risk. We do not engage in trading activities and our foreign currency risk and commodity price risk is immaterial.

Our interest rate exposure is most sensitive to fluctuations in interest rates in the United States, which impact interest paid on our debt. A 10% change in the weighted average interest rate on our variable rate debt would be immaterial to our consolidated financial positions, results of operations and cash flows.

We are exposed to the impact of interest rate changes primarily through our borrowing activities. As part of our risk management policy, we try to minimize interest rate risk whenever possible. During Fiscal 2004, we obtained a real estate mortgage loan to help finance our new headquarters facility. The financing obtained was an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% (see Note 8 to the accompanying Consolidated Financial Statements for additional details). In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, we entered into a $4.0 million, 10-year interest rate swap agreement under which we receive one-month LIBOR plus 1.00% and pay a 5.67% fixed rate. The swap modifies our interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan.

As of January 29, 2005, the swap’s notional amount was $3,833,333 (notional amount is reduced $33,333 each month) and the fair value of the swap was included in other long-term liabilities in the amount of $106,000. (See Note 13 to the accompanying Consolidated Financial Statements for additional details).

We have performed a sensitivity analysis as of January 29, 2005, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% increase and a 10% decrease in the levels of interest rates across the entire yield curve, with all other variables held constant. The analysis covers our real estate loan and interest rate swap. The analysis uses actual maturities for the real estate loan and interest rate swap. The interest rate swap is valued using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observed market interest rate curves. The discount rates used in the net present value calculations were based on the market interest rates in effect at January 29, 2005. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in an $81,000 gain in the fair value of the interest rate swap. This gain in fair value on the swap is offset by an equal amount increase in interest expense from the unhedged portion of the real estate loan. The opposite results occurred with a hypothetical 10% decrease in interest rates, which resulted in an $81,000 loss in the fair value of the interest rate swap. This loss in fair value on the swap is offset by an equal amount decrease in interest expense from the unhedged portion of the real estate loan. Through the use of the interest rate swap on the real estate loan, we have minimized our exposure to changes in interest rates from our existing real estate loan and interest rate swap.

While these are our best estimates of the impact of the specified interest rate scenarios, actual results could differ from those projected. The sensitivity analysis presented assumes interest rate changes are instantaneous, parallel shifts in the yield curve. In reality, interest rate changes of this magnitude are rarely instantaneous or parallel.

Counterparty risk relates to the loss we could incur if our swap counterparty defaulted on the interest rate swap. We entered into a master agreement with our counterparty that allows netting of swap positions in order to manage this risk.